Exhibit 5.1

October 3, 2018

Board of Directors

Northwest Natural Holding Company

220 N.W. Second Avenue

Portland, Oregon 97209

We have acted as counsel for Northwest Natural Holding Company (the “Company”) in connection with the filing with the Securities and Exchange Commission of a Post-Effective Amendment to Registration Statement on Form S-8, Registration No. 333-221347 (the “Registration Statement”), under the Securities Act of 1933, as amended, covering 250,000 shares of Common Stock (the “Shares”) issuable in connection with the Company’s Long Term Incentive Plan (the “Plan”). We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

Based on the foregoing, it is our opinion that:

1.    The Company is a corporation duly organized and validly existing under the laws of the state of Oregon; and

2.    The Shares have been duly authorized and, when issued pursuant to the Plan and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Stoel Rives

STOEL RIVES LLP